Exhibit 10.12

SECOND AMENDMENT TO GRANT AGREEMENT

THIS SECOND AMENDMENT TO GRANT AGREEMENT (this “Amendment”), is made this 26th day of November (the “Effective Date”), 2013 between KELLWOOD COMPANY (“Company”) and Jill Granoff (the “Optionee”).

WHEREAS, the Optionee holds certain options to acquire common stock of Company (the “Options”) pursuant to that Grant Agreement pursuant to the 2010 Stock Option Plan of Kellwood Company, dated as of May 4, 2012 and previous amended as of December 30, 2012 (the “Option Agreement”); and

WHEREAS, the Company and Optionee desire to further amend the Option Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this First Amendment to the Option Agreement (this “Amendment”).

1. This Amendment is effective immediately as of the Effective Date.

2. Section 7(b)(i)(B) of the Option Agreement is hereby amended by replacing the phrase “10 days” with the phrase “30 days”.

3. Section 9 of the Option Agreement is hereby amended and restated in its entirety as follows, with the “strike-through” provisions deleted as of the Effective Date and the italicized provisions added as of the Effective Date:

“9. IPO. Following an IPO, the Optionee shall be entitled to exercise ~~a portion~~ any or all of the Optionee’s then vested Options; ~~equal to the number of such then-vested Options multiplied by a fraction, the numerator of which is the amount of cash realized by Sun in connection with such IPO and the denominator of which is the total amount of Sun’s investment in the Company (including, for the avoidance of doubt, both debt and equity) prior to such time, provided, however, that the number of vested Options that are exercisable on account of such IPO shall not exceed 100%,~~ provided ~~further~~ that in the event that any of the events in Sections 7(a) or 7(b) occur following the IPO, the Options may be exercised, and will expire, in accordance with Section 7 or Section 10, whichever is applicable. For the avoidance of doubt, the Options that are not then-vested as of the IPO shall continue to vest in accordance with Section 6 hereof ~~and shall become vested upon the first to occur of Sections 7(a) and 7(b) hereof~~. Following an IPO, in the event that the publicly traded entity is a successor to or parent or subsidiary of the Company, then the Options shall in good faith be adjusted to provide that (i) the Common Stock underlying such Options shall be the Common Stock of the entity that is publicly traded and (ii) that the aggregate spread value (i.e., the difference between the exercise price of the options and the fair market value of the stock covered by them immediately prior to such adjustment) is preserved, in each case consistent with the requirements of Section 12 of the Plan; provided however that no such adjustment shall be made or required in a manner that would cause the Optionee to become subject to the excise tax under Section 409A of the Code. For the avoidance of doubt, in no event shall the previous sentence modify the vesting ~~or exercisability~~ provisions of this Grant Agreement. Following an IPO, if any period following a termination of employment during which a vested option may be exercised pursuant to the terms of this Agreement occurs during a “black out period” under the Company’s Security Trading Policy which would be applicable to the Optionee if the Optionee remained an employee of the Company, such period shall not be counted for purposes of calculating such post termination exercise period, provided, however in no event shall the option remain exercisable following the date that is ten (10) years following the date of grant of the option.

4. This Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by all parties.

5. This Amendment shall in no way modify, alter, change or otherwise delete any provision of the Option Agreement, unless specifically done so by the terms of this Amendment, and all the remaining provisions of the Option Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date written below and upon full execution by all parties, this First Amendment shall be effective as set forth in Section 1 above.

OPTIONEE

/s/ Jill Granoff

Date:	November 26, 2013

COMPANY

/s/ Keith Grypp

By:	Keith Grypp

Its:	Senior Vice President, Secretary and General Counsel

Date:	November 26, 2013

Signature Page to Second Amendment to Grant Agreement